UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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OncoSec Medical Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Subject: Vote on the WHITE Proxy Card to Support OncoSec's Strategic Investment and Partnership with CGP and Sirtex

Dear Valued Shareholder,

In the coming weeks, you will receive mailings from OncoSec Medical Incorporated regarding our proposed strategic partnership with China Grand Pharmaceutical and Sirtex Medical US Holdings. This transaction will provide OncoSec with an immediate and crucial $30 million cash infusion at an approximate 25% premium over the average share price during 20 days prior to announcement of the transaction on October 10, 2019.

Daniel O’Connor, President, Director & CEO of OncoSec, talks about the proposed transaction and its benefits in his latest letter to shareholders here.

OncoSec has scheduled a Special Meeting of Shareholders on January 17, 2020 to vote on the proposed transaction. Ahead of this, we recommend that you vote “FOR” the transaction on the WHITE proxy card today. No matter how many shares you own, your vote on the WHITE card matters and will help protect your investment and the future of OncoSec.

For instructions on voting, please visit this page. If you would like to learn more about this transaction, please visit our website at www.AdvancingOncoSec.com

Thank you for your continued commitment to OncoSec.

Daniel O’Connor, President, Director and CEO of OncoSec Medical Incorporated